Exhibit 5.1
[Letterhead of Arendt & Medernach S.A.]

To the Board of Directors of Orion Engineered Carbons S.A. 6, Route de Trèves L-2633 Senningerberg (Municipality of Niederanven) Grand Duchy of Luxembourg

Luxembourg, 4 March 2016

Our ref.: 57224/ #14944851v4
Carsten.Opitz@Arendt.com
Tel.: (352) 40 78 78-292
Fax: (352) 40 78 04-749

Orion Engineered Carbons S.A. - Filing of Registration Statement on Form F-3

Ladies and Gentlemen,

We are acting as Luxembourg counsel for Orion Engineered Carbons S.A., a société anonyme, having its registered office at 6, Route de Trèves, L-2633 Senningerberg (Municipality of Niederanven), Grand Duchy of Luxembourg, registered with the Registre de Commerce et des Sociétés de Luxembourg (“RCS”) under number B 160 558, (the “Company”) in connection with the filing of the Registration Statement on Form F-3 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 in relation to (i) USD 300,000,000 maximum aggregate offering price of a) common shares under the Company’s authorized capital having no nominal par value (“Authorized Shares”), (b) debt securities (the “Debt Securities”), (c) warrants (the “Warrants”), (d) purchase contracts (the “Purchase Contracts”) and (e) units consisting of any combination of the foregoing (the “Units” and together with the Debt Securities, Warrants and Purchase Contracts, the “Securities”) to be issued by the Company and (ii) 40,135,126 existing common shares of the Company (the “Common Shares”).

1.	Scope

This opinion is to be construed under the laws of Luxembourg as they stand as at the date hereof and as such laws are currently interpreted in published case law (except if published within the last thirty days) of the courts of Luxembourg (“Luxembourg Law”) and is subject to the exclusive jurisdiction of the courts of Luxembourg.
We express no opinion as to any laws other than Luxembourg Law.

For the purposes of this opinion we have reviewed and relied on (i) the resolutions adopted by the shareholders of the Company on 25 July 2014 at an extraordinary general meeting (the “EGM 1”) approving inter alia the increase of the Company’s share capital and the issuance of new shares, (ii) the resolutions adopted by the shareholders of the Company on 28 July 2014 at an extraordinary general meeting (the “EGM 2”, together with the EGM 1 the “EGMs”) approving inter alia the change of legal form of the Company from a private limited liability company (société à responsabilité limitée) to a joint stock corporation (société anonyme), the creation of an authorized share capital up to, excluding the issued share capital, EUR 29,817,500 (the “Authorized Share Capital”) and the cancellation of shareholders statutory subscription rights to enable the board of directors to issue new Authorized Shares within the limits of the Authorized Share Capital, including upon exercise of conversion rights attached to Securities, (iii) the consolidated articles of association of the Company as at 15 April 2015 reflecting inter alia the changes approved by the EGMs, as filed and published on the RCS (the “Articles of Association”), (iv) the resolutions adopted by the board of directors of the Company on 25 February 2016 approving inter alia the Registration Statement (the “Resolutions”), (v) an excerpt dated 3March 2016 from the RCS relating to the Company and (vi) a certificate of non-registration of a judicial decision (certificat de non-inscription d’une décision judiciaire) dated 3 March 2016 and issued by the RCS in relation to the Company, that have been disclosed to us and which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

2.	Assumptions

For the purposes of this opinion we have assumed:

1.
that the board of directors of the Company will approve, in accordance with the EGMs, the Articles of Association and the Resolutions, the issue and the terms of the Securities as well as the issue of Authorized Shares within the limits of Authorized Share Capital, including upon exercise of conversion rights attached to Securities;

2.	that the terms of the Securities will be in compliance with Luxembourg Law;

3.
that the new Authorized Shares to be issued and delivered, including upon exercise of convertible rights attached to Securities, will be issued within the limits of the Authorized Share Capital, against a payment in cash of their subscription price, and that their subscription price will be equal to or above the accounting par value of the existing common shares of the Company;

4.
that the Company does not and will not meet the criteria for the opening of any insolvency proceedings such as bankruptcy (faillite), insolvency, winding-up, liquidation, moratorium, controlled management (gestion contrôlée), suspension of payment (sursis de paiement), voluntary arrangement with creditors (concordat préventif de la faillite), fraudulent conveyance, general settlement with creditors, reorganization or similar order or proceedings affecting the rights of creditors generally.

3.	Opinion

Based on the foregoing, subject to the qualifications set out below and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1.	The Company is a validly existing as a société anonyme under the laws of the Grand Duchy of Luxembourg.

2.	The Common Shares are validly issued, fully paid and non-assessable.

3.
The Company has the necessary corporate power and authority to issue and deliver Securities and to issue and deliver new Authorized Shares, including upon exercise of conversion rights attached to Securities. Subject to assumption 2.1. above, all corporate action will have been taken by the Company and no other action shall be required to be taken by it to authorize issuance and delivery of Securities and Authorized Shares, including upon exercise of conversion rights attached to Securities.

4.
Subject to opinion 3.3 above and due payment of their subscription price, Authorized Shares to be issued and delivered within the limits of the Authorized Share Capital will be validly issued and fully paid.

4.	Qualifications

Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts in question may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions. This opinion may, therefore, only be relied on upon the express condition that any issues of interpretation or liability arising hereunder be governed by Luxembourg Law and be brought before a court in Luxembourg only.

This opinion speaks as of the date hereof and is subject to all limitations by reason of national or foreign bankruptcy, insolvency, winding-up, liquidation, moratorium, controlled management, suspension of payment, voluntary arrangement with creditors, fraudulent conveyance, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof which affect the opinion in any respect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Validity of Securities” as regards matters of Luxembourg Law in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

This opinion is issued by and signed on behalf of Arendt & Medernach S.A., admitted to practice in the Grand-Duchy of Luxembourg and registered on the list V of the Luxembourg Bar.

Very truly yours,

____/s/ Carsten Opitz___

By and on behalf of Arendt & Medernach S.A.

Carsten Opitz